Calculation of Filing Fee Tables
S-3
NETLIST INC
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid
		Equity	Common Stock, $0.001 par value per share	457(o)
		Equity	Preferred Stock, $0.001 par value per share	457(o)
		Equity	Warrants	457(o)
		Equity	Units	457(o)
Fees Previously Paid	1	Unallocated (Universal) Shelf		457(o)			$ 200,000,000.00		$ 29,520.00
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 200,000,000.00		$ 29,520.00
			Total Fees Previously Paid:						$ 29,520.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate number of warrants, and such indeterminate number of units, as shall have an aggregate initial offering price not to exceed $200,000,000.00. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum initial offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder. The securities registered include such indeterminate number of shares of common stock and preferred stock as may be issued upon conversion of or exchange for preferred stock that provide for conversion or exchange, upon exercise of warrants or rights or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Item 16(b) of Form S-3 under the Securities Act. Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act.